EXHIBIT 35.1

CERTIFICATION OF SERVICER PURSUANT TO ITEM 1123 OF
REGULATION AB

March 27, 2009

CIT Funding Company, LLC
1 CIT Drive
Livingston, NJ 07039

Manufacturers and Traders Trust Company
25 S. Charles Street, 16th Floor
Baltimore, Maryland 21201
Attn.: Corporate Trust Services

M&T Trust Company of Delaware
1220 N. Market Street, Suit 200
Wilmington, Delaware 19801

Re:

Pooling and Servicing Agreement, dated as of April 1, 2008,
among CIT Equipment Collateral 2008-VT1, as Trust, CIT
Funding Company, LLC, as Depositor, and CIT Financial USA,
Inc., in its individual capacity and as Servicer (the “Agreement”).

          I, Mark A. Carlson, Senior Vice President – Corporate Treasury of CIT Financial USA, Inc. (the “Servicer”), hereby certify that:

          A review of the activities of the Servicer during the period from May 14, 2008 through December 31, 2008 (the “Reporting Period”) and of the performance of the Servicer under the Agreement has been made under my supervision; and

          To the best of my knowledge, based on such review, the Servicer has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period, except as described in Appendix B to the Servicer’s Report on Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB.

CIT Financial USA, Inc., as Servicer

By:	/s/ Mark A. Carlson

Name: Mark A. Carlson
Title: Senior Vice President – Corporate Treasury